Filed pursuant to Rule 424(b)(3)
Registration No. 333-231631

PROSPECTUS

2,050,000 Shares of Class B Common Stock

9,573 Shares of Class B Common Stock underlying Warrants

390,358 Shares of Class B Common Stock underlying the Autosport Notes

The selling stockholders may offer and sell from time to time up to an aggregate of 2,449,931 shares of RumbleOn, Inc. (the “Company”) Class B Common Stock (“Class B Common Stock”), including (i) up to 1,900,000 shares of Class B Common Stock that are outstanding, (ii) up to 150,000 shares of Class B Common Stock that are issuable pursuant to the earnout provisions of the Stock Purchase Agreement for the Autosport acquisition (as described in this prospectus), (iii) up to 9,573 shares of Class B Common Stock underlying an outstanding warrants issued to Hercules Capital, Inc. (524 shares are exercisable at $5.4648 per share and 9,049 shares are exercisable at $5.00 per share) (the “Warrants”), and (iv) up to 390,358 shares of Class B Common Stock underlying three convertible promissory notes issued in connection with the Autosport acquisition (the "Autosport Notes") (described in this prospectus). For information concerning the selling stockholders and the manner in which they may offer and sell shares of our Class B Common Stock, see “Selling Stockholders” and “Plan of Distribution” in this prospectus.

We are not selling any securities under this prospectus and we will not receive any proceeds from the sale by the selling stockholders of their shares of Class B Common Stock.

Our Class B Common Stock trades on the NASDAQ Capital Market (“NASDAQ”) under the trading symbol “RMBL”. On May 23, 2019, the last reported sales price of our Class B Common Stock on the NASDAQ was $4.78 per share.

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Investing in the shares of Class B Common Stock involves risks. See “Risk Factors,” beginning on page 5 and in any documents we file with the Securities and Exchange Commission that are incorporated by reference into this prospectus.

You should rely only on the information contained in this prospectus. We have not authorized any dealer, salesperson or other person to provide you with information concerning us, except for the information contained in this prospectus. The information contained in this prospectus is complete and accurate only as of the date on the front cover page of this prospectus, regardless of the time of delivery of this prospectus or the sale of any Class B Common Stock. This prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 24, 2019

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission, or the SEC, using a “shelf” registration process for the delayed offering and sale of securities pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”). Under the shelf process, the selling stockholders may, from time to time, sell the offered securities described in this prospectus in one or more offerings. Additionally, under the shelf process, in certain circumstances, we may provide a prospectus supplement that will contain specific information about the terms of a particular offering by one or more of the selling stockholders. We may also provide a prospectus supplement to add information to, or update or change information contained in, this prospectus.

This prospectus does not contain all of the information set forth in the registration statement, portions of which we have omitted as permitted by the rules and regulations of the SEC. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete. You should refer to the copy of each contract or document filed as an exhibit to the registration statement for a complete description.

You should rely only on the information contained in or incorporated by reference into this prospectus and any applicable prospectus supplements. Such documents contain important information you should consider when making your investment decision. We have not authorized anyone to provide you with different or additional information. The selling stockholders are offering to sell and seeking offers to buy shares of our Class B Common Stock only in jurisdictions in which offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of Class B Common Stock.

Unless the context otherwise requires, all references to “RumbleOn,” “RMBL,” the “Company,” “registrant,” “we,” “us,” “our” and similar names refer to RumbleOn, Inc., formerly Smart Server, Inc., and its consolidated subsidiaries.

ii

PROSPECTUS SUMMARY

This summary does not contain all of the information that is important to you. You should read the entire prospectus carefully, including the “Risk Factors” section and the consolidated financial statements and related notes included in this prospectus or incorporated by reference into this prospectus, before making an investment decision.

Overview

RumbleOn, Inc. is a technology driven, motor vehicle dealer and e-commerce platform provider disrupting the vehicle supply chain using innovative technology that aggregates, processes and distributes inventory in a faster and more cost-efficient manner.

We operate an infrastructure-light platform that facilitates the ability of all participants in the supply chain, including RumbleOn, other dealers and consumers to Buy-Sell-Trade-Finance-Transport preowned vehicles. Our goal is to transform the way VIN-specific pre-owned vehicles are bought and sold by providing users with the most comprehensive, efficient, timely and transparent transaction experiences. While our initial customer facing emphasis through most of 2018 was on motorcycles and other powersports, we continue to enhance our platform to accommodate nearly any VIN-specific vehicle including motorcycles, ATVs, boats, RVs, cars and trucks, and via our acquisitions of Wholesale, Inc. in October 2018 and Autosport USA, Inc. in February 2019 we are making a concerted effort to grow our cars and light truck categories.

Recent Developments

Acquisition of Autosport

On February 3, 2019 (the “Closing Date”), the Company completed the acquisition (the “Acquisition”) of all of the equity interests of Autosport USA, Inc. (“Autosport”), an independent pre-owned vehicle distributor, pursuant to a Stock Purchase Agreement, dated February 1, 2019 (the “Stock Purchase Agreement”), by and among RMBL Express, LLC (the “Buyer”), a wholly owned subsidiary of Company, Scott Bennie (the “Seller”) and Autosport. Aggregate consideration for the Acquisition consisted of (i) a closing cash payment of $600,000, plus (ii) a fifteen-month $500,000 promissory note (the “Promissory Note”) in favor of the Seller, plus (iii) a three-year $1,536,000 convertible promissory note (the “Convertible Note”) in favor of the Seller, plus (iv) contingent earn-out payments payable in the form of cash and/or the Company’s Class B Common Stock for up to an additional $787,500 if Autosport achieves certain performance thresholds. The number of shares of the Company's Class B Common Stock issuable pursuant to these earn-out payments is currently estimated to be 150,000 (the “Earn-Out Shares”).In connection with the Acquisition, the Buyer also paid outstanding debt of Autosport of $235,000 and assumed additional debt of $257,933 pursuant to a promissory note payable to Seller (the "Second Convertible Note").

The Promissory Note has a term of fifteen months and will accrue interest at a simple rate of 5% per annum. Interest under the Promissory Note is payable upon maturity. Any interest and principal due under the Promissory Note is convertible, at the Buyer’s option into shares of the Company’s Class B Common Stock at a conversion price equal to the weighted average trading price of the Company’s Class B Common Stock on the Nasdaq Stock Exchange for the twenty (20) consecutive trading days preceding the conversion date. The number of shares of the Company’s Class B Common Stock issuable pursuant to the Promissory Note is currently estimated to be 78,370 (the "Promissory Note Shares").

The Convertible Note has a term of three years and will accrue interest at a rate of 6.5% per annum. Interest under the Convertible Note is payable monthly for the first 12 months, and thereafter monthly payments of amortized principal and interest will be due. Any interest and principal due under the Convertible Note is convertible into shares of the Company’s Class B Common Stock at a conversion price of $5.75 per share, (i) at the Seller’s option, or (ii) at the Buyer’s option, on any day that (a) any portion of the principal of the Convertible Note remains unpaid and (b) the weighted average trading price of the Company’s Class B Common Stock on Nasdaq for the twenty (20) consecutive trading days preceding such day has exceeded $7.00 per share. The maximum number of shares issuable pursuant to the Convertible Note is 319,221 shares of the Company’s Class B Common Stock. The number of shares of the Company’s Class B Common Stock issuable pursuant to the Convertible Note is currently estimated to be 267,130 (the "Convertible Note Shares").

The Second Convertible Note has a term of one year and will accrue interest at a simple rate of 5% per annum. Monthly payments of amortized principal and interest will be due under the Second Convertible Note. Any interest and principal due under the Second Convertible Note is convertible into shares of the Company’s Class B Common Stock at a conversion price of $5.75 per share, (i) at the Seller’s option, or (ii) at the Buyer’s option, on any day that (a) any portion of the principal of the Second Convertible Note remains unpaid and (b) the weighted average trading price of the Company’s Class B Common Stock on Nasdaq for the twenty (20) consecutive trading days preceding such day has exceeded $7.00 per share. The maximum number of shares issuable pursuant to the Second Convertible Note is 47,101 shares of the Company’s Class B Common Stock. The number of shares of the Company’s Class B Common Stock issuable pursuant to the Second Convertible Note is currently estimated to be 44,858 (the "Second Convertible Note Shares," together with the Promissory Note Shares and the Convertible Note Shares, the "Autosport Note Shares").

February 2019 Public Offering

On February 11, 2019, the Company completed an underwritten public offering of 1,276,500 shares of its Class B Common Stock at a price of $5.55 per share for net proceeds to the Company of approximately $6.5 million. The completed offering included 166,500 shares of Class B Common Stock issued upon the underwriter's exercise in full of its over-allotment option. The Company intends to use the net proceeds from the offering for working capital and general corporate purposes, which may include purchases of additional inventory held for sale, increased spending on marketing and advertising and capital expenditures necessary to grow the business.

In connection with the February 2019 offering, the exercise price of the warrant, dated October 30, 2018, issued to Hercules Capital, Inc. (the "October 2018 Warrant") was adjusted to $5.55 and the number of shares of Class B Common Stock underlying the October 2018 Warrant was adjusted to 27,026. The October 2018 Warrant is immediately exercisable and expires on October 30, 2023.

Notes Offering

On May 9, 2019, the Company entered into a purchase agreement (the "Purchase Agreement") with JMP Securities LLC (“JMP Securities”) to issue and sell $30.0 million in aggregate principal amount of its 6.75% Convertible Senior Notes due 2024 (the “Notes”) in a private placement to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the "Note Offering").  The Company paid JMP Securities a fee of 7% of the gross proceeds in the Note Offering. The net proceeds for the Note Offering were approximately $27.3 million.

The Notes were issued on May 14, 2019 pursuant to an Indenture (the “Indenture”), by and between the Company and Wilmington Trust, National Association, as trustee (the “Trustee”). The Purchase Agreement includes customary representations, warranties and covenants by the Company and customary closing conditions. Under the terms of the Purchase Agreement, the Company has agreed to indemnify JMP Securities against certain liabilities. The Notes will bear interest at 6.75% per annum, payable semiannually on May 1 and November 1 of each year, beginning on November 1, 2019. The Notes may bear additional interest under specified circumstances relating to the Company’s failure to comply with its reporting obligations under the Indenture or if the Notes are not freely tradeable as required by the Indenture. The Notes will mature on May 1, 2024, unless earlier converted, redeemed or repurchased pursuant to their terms.

The initial conversion rate of the Notes is 173.9130 shares of Class B Common Stock, par value $0.001 per share (the “Class B Common Stock”), per $1,000 principal amount of the Notes, subject to adjustment (which is equivalent to an initial conversion price of approximately $5.75 per share, subject to adjustment). The conversion rate will be subject to adjustment in some events but will not be adjusted for any accrued and unpaid interest. In addition, upon the occurrence of a make-whole fundamental change (as defined in the Indenture), the Company will, in certain circumstances, increase the conversion rate by a number of additional shares for a holder that elects to convert its Notes in connection with such make-whole fundamental change.

The Notes are not redeemable by the Company prior to the May 6, 2022. The Company may redeem for cash all or any portion of the Notes, at its option, on or after May 6, 2022 if the last reported sale price of our Class B Common Stock has been at least 150% of the conversion price then in effect for at least 20 trading days (whether or not consecutive), including the trading day immediately preceding the date on which we provide notice of redemption, during any 30 consecutive trading day period ending on, and including, the trading day immediately preceding the date on which we provide notice of redemption at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest to, but excluding, the redemption date. No sinking fund is provided for the notes.

In connection with the Note Offering, the Company entered into a registration rights agreement with JMP Securities, pursuant to which the Company has agreed to file with the SEC an automatic shelf registration statement, if the Company is eligible to do so and has not already done so, and, if the Company is not eligible for an automatic shelf registration statement, then in lieu of the foregoing the Company shall file a shelf registration statement for the registration of, and the sale on a continuous or delayed basis by the holders of, all of the Notes  pursuant to Rule 415 or any similar rule that may be adopted by the Commission, and use its commercially reasonable efforts to cause the shelf registration statement to become or be declared effective under the Securities Act on the day that is 120 days after the May 9, 2019.

Class B Common Stock Offering

On May 9, 2019, the Company also entered into a Securities Purchase Agreement (the “Securities Purchase Agreement”) with certain accredited investors (the “Investors”) pursuant to which the Company agreed to sell in a private placement (the “Private Placement”) an aggregate of 1,900,000 shares of its Class B Common Stock (the “Private Placement Shares”), at a purchase price of $5.00 per share. JMP Securities served as the placement agent for the Private Placement. The Company paid JMP Securities a fee of 7% of the gross proceeds in the Private Placement. The net proceeds for the Private Placement were approximately $8.8 million.

Pursuant to the Securities Purchase Agreement, the Company has agreed to file with the SEC a registration statement with respect to the resale of the Private Placement Shares purchased by the Investors under the Securities Purchase Agreement no later than 30 days after the Placement Date, and to have such registration statement declared effective by the SEC no later than (i) 90 days after the Placement Date in the event the SEC does not review such registration statement, or, if earlier, five business days after a determination by the SEC that it will not review such registration statement, or (ii) 180 days after the Placement Date in the event the SEC does review such registration statement. In the event the Company does not file such registration statement or does not cause such registration statement to become effective by the applicable deadline or after such registration statement becomes effective it is suspended or ceases to be effective, then the Company will be required to make certain payments as liquidated damages to the Investors under the Securities Purchase Agreement.

The Private Placement Shares were issued in reliance on the exemption from registration provided by Rule 506 of Regulation D of the Securities Act of 1933, as amended, as a sale not involving any public offering. The Private Placement and Note Offering are collectively referred to in this report as the Offerings.

This prospectus includes the Private Placement Shares to be offered by the selling stockholders.

In connection with the Private Placement, the exercise price of the warrant, dated April 30, 2018, issued to Hercules Capital, Inc. (the "April 2018 Warrant") was adjusted to $5.4648 and the number of shares of Class B Common Stock underlying the April 2018 Warrant was adjusted to 82,342. The April 2018 Warrant is immediately exercisable and expires on April 30, 2023.  Also in connection with the Private Placement, the exercise price of the October 2018 Warrant was further adjusted to $5.00 and the number of shares of Class B Common Stock underlying October 2018 Warrant was adjusted to 29,999.

Corporate Information

We were incorporated as a development stage company in the State of Nevada as Smart Server, Inc. in October 2013. In February 2017, we changed our name to RumbleOn, Inc. Our principal executive offices are located at 1350 Lakeshore Drive, Suite 160, Coppell, Texas 75019 and our telephone number is (469) 250-1185. Our Internet website is www.rumbleon.com. Our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and amendments to reports filed or furnished pursuant to Sections 13(a) and 15(d) of the Exchange Act are available, free of charge, under the Investor Relations tab of our website as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. The information on our website, however, is not, and should not be, considered part of this prospectus, is not incorporated by reference into this prospectus, and should not be relied upon in connection with making any investment decision with respect to our securities. The SEC also maintains an Internet website located at www.sec.gov that contains the information we file or furnish electronically with the SEC.

THE OFFERING

Class B Common Stock outstanding prior to the offering:	21,987,120 shares

Class B Common Stock to be issued upon exercise of the Warrants:	9,573 shares

Class B Common Stock to be issued as Earn-out Shares:	150,000 shares

Class B Common Stock to be issued upon conversion of the Autosport Notes:	390,358 shares

Class B Common Stock to be offered by the selling stockholders:	2,449,931 shares

Class B Common Stock outstanding immediately following the offering:	24,437,051 shares(1)

Use of proceeds:
We will not receive any proceeds from the sale of the shares of Class B Common Stock by the selling stockholders but will receive proceeds from the exercise of the Warrants if the Warrants are exercised, which proceeds will be used for working capital and other general corporate purposes. See “Use of Proceeds.”

Risk Factors:	See “Risk Factors” beginning on page 5 of this prospectus for a discussion of factors you should carefully consider before deciding to invest in shares of our Class B Common Stock.

Stock Symbol:	NASDAQ: RMBL

(1)
The number of shares of our Class B Common Stock outstanding excludes:

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5,217,390 shares of Class B Common Stock underlying the Notes;

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1,521,816 shares of Class B Common Stock underlying outstanding restricted stock units granted under the RumbleOn, Inc. 2017 Stock Incentive Plan, as amended (the “2017 Stock Incentive Plan”);

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279,184 shares of Class B Common Stock reserved for issuance under the 2017 Stock Incentive Plan; and

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321,018 shares of Class B Common Stock underlying outstanding warrants.

RISK FACTORS

Investing in our securities involves significant risks. Before making an investment decision, you should consider carefully the risks, uncertainties and other factors described under "Risk Factors" in our most recent Annual Report on Form 10-K, as supplemented and updated by subsequent quarterly reports on Form 10-Q and current reports on Form 8-K that we have filed or will file with the SEC, and in other documents which are incorporated by reference into this prospectus.

If any of these risks were to occur, our business, affairs, prospects, assets, financial condition, results of operations and cash flow could be materially and adversely affected. If this occurs, the market or trading price of our securities could decline, and you could lose all or part of your investment. In addition, please read “Cautionary Statement Regarding Forward-Looking Statements” in this prospectus, where we describe additional uncertainties associated with our business and the forward-looking statements included or incorporated by reference into this prospectus.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Our business, financial condition, results of operations, cash flows and prospects, and the prevailing market price and performance of our securities, may be adversely affected by a number of factors, including the matters discussed below. Certain statements and information set forth in this registration statement, as well as other written or oral statements made from time to time by us or by our authorized executive officers on our behalf, constitute “forward-looking statements” within the meaning of the Federal Private Securities Litigation Reform Act of 1995. We intend for our forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and we set forth this statement and these risk factors in order to comply with such safe harbor provisions. You should note that our forward-looking statements speak only as of the date of this registration statement or when made and we undertake no duty or obligation to update or revise our forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. Although we believe that the expectations, plans, intentions and projections reflected in our forward-looking statements are reasonable, such statements are subject to risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. The risks, uncertainties and other factors that our stockholders and prospective investors should consider include the following:

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We have a limited operating history and we cannot assure you we will achieve or maintain profitability;

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Our annual and quarterly operating results may fluctuate significantly or may fall below the expectations of investors or securities analysts, each of which may cause our stock price to fluctuate or decline;

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The initial development and progress of our business to date may not be indicative of our future growth prospects and, if we continue to grow rapidly, we may not be able to manage our growth effectively;

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We may require additional capital to pursue our business objectives and respond to business opportunities, challenges or unforeseen circumstances. If capital is not available on terms acceptable to us or at all, we may not be able to develop and grow our business as anticipated and our business, operating results and financial condition may be harmed;

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The success of our business relies heavily on our marketing and branding efforts, especially with respect to the RumbleOn website and our branded mobile applications, and these efforts may not be successful;

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The failure to develop and maintain our brand could harm our ability to grow unique visitor traffic and to expand our regional partner network;

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We rely on Internet search engines to drive traffic to our website, and if we fail to appear prominently in the search results, our traffic would decline, and our business would be adversely affected;

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A significant disruption in service on our website or of our mobile applications could damage our reputation and result in a loss of consumers, which could harm our business, brand, operating results, and financial condition;

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We may be unable to maintain or grow relationships with information data providers or may experience interruptions in the data feeds they provide, which may limit the information that we are able to provide to our users and regional partners as well as adversely affect the timeliness of such information and may impair our ability to attract or retain consumers and our regional partners and to timely invoice all parties;

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If we are unable to provide a compelling vehicle buying experience to our users, the number of transactions between our users, RumbleOn and dealers will decline, and our revenue and results of operations will suffer harm;

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If key industry participants, including powersports and recreation vehicle dealers and regional auctions, perceive us in a negative light or our relationships with them suffer harm, our ability to operate and grow our business and our financial performance may be damaged;

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The growth of our business relies significantly on our ability to increase the number of regional partners in our network such that we are able to increase the number of transactions between our users and regional partners. Failure to do so would limit our growth;

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Our ability to grow our complementary product offerings may be limited, which could negatively impact our development, growth, revenue and financial performance;

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We rely on third-party financing providers to finance a portion of our customers' vehicle purchases;

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Our sales of powersports/recreation vehicles may be adversely impacted by increased supply of and/or declining prices for pre-owned vehicles and excess supply of new vehicles;

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We rely on a number of third parties to perform certain operating and administrative functions for the Company;

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We participate in a highly competitive market, and pressure from existing and new companies may adversely affect our business and operating results;

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Seasonality or weather trends may cause fluctuations in our unique visitors, revenue and operating results;

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We collect, process, store, share, disclose and use personal information and other data, and our actual or perceived failure to protect such information and data could damage our reputation and brand and harm our business and operating results;

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Failure to adequately protect our intellectual property could harm our business and operating results;

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We may in the future be subject to intellectual property disputes, which are costly to defend and could harm our business and operating results;

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We operate in a highly regulated industry and are subject to a wide range of federal, state and local laws and regulations. Failure to comply with these laws and regulations could have a material adverse effect on our business, results of operations and financial condition;

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We provide transportation services and rely on external logistics to transport vehicles. Thus, we are subject to business risks and costs associated with the transportation industry. Many of these risks and costs are out of our control, and any of them could have a material adverse effect on our business, financial condition and results of operations;

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We depend on key personnel to operate our business, and if we are unable to retain, attract and integrate qualified personnel, our ability to develop and successfully grow our business could be harmed;

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We may acquire other companies or technologies, which could divert our management's attention, result in additional dilution to our stockholders and otherwise disrupt our operations and harm our operating results;

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We may be unable to realize the anticipated synergies related to the acquisition of the Wholesale Entities(as defined below) (the "Acquisitions), which could have a material adverse effect on our business, financial condition and results of operations;

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We may be unable to successfully integrate Wholesale, Inc.'s and Wholesale Express, LLC's (together, the "Wholesale Entities") business and realize the anticipated benefits of the Acquisitions;

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Our business relationships, those of the Wholesale Entities or the combined company may be subject to disruption due to uncertainty associated with the Acquisitions;

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If we are unable to maintain effective internal control over financial reporting for the combined companies, we may fail to prevent or detect material misstatements in our financial statements, in which case investors may lose confidence in the accuracy and completeness of our financial statements;

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The Wholesale Entities may have liabilities that are not known, probable or estimable at this time;

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As a result of the Acquisitions, we and the Wholesale Entities may be unable to retain key employees;

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The trading price for our Class B Common Stock may be volatile and could be subject to wide fluctuations in per share price;

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Our principal stockholders and management own a significant percentage of our stock and an even greater percentage of the Company's voting power and will be able to exert significant control over matters subject to stockholder approval;

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If securities or industry analysts do not publish research or reports about our business, or if they issue an adverse or misleading opinion regarding our stock, our stock price and trading volume could decline;

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Because our Class B Common Stock may be deemed a low-priced "penny" stock, an investment in our Class B Common Stock should be considered high risk and subject to marketability restrictions;

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A significant portion of our total outstanding shares of Class B Common Stock is restricted from immediate resale but may be sold into the market in the near future. This could cause the market price of our Class B Common Stock to drop significantly, even if our business is doing well;

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We do not currently or for the foreseeable future intend to pay dividends on our common stock;

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We are an "emerging growth company" under the JOBS Act of 2012, and we cannot be certain if the reduced disclosure requirements applicable to emerging growth companies will make our common stock less attractive to investors;

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Even if we no longer qualify as an "emerging growth company," we may still be subject to reduced reporting requirements so long as we are considered a "smaller reporting company";

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If we fail to maintain an effective system of internal control over financial reporting, we may not be able to accurately report our financial results or prevent fraud. As a result, stockholders could lose confidence in our financial and other public reporting, which would harm our business and the trading price of our common stock;

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Anti-takeover provisions may limit the ability of another party to acquire us, which could cause our stock price to decline; and

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other risks and uncertainties detailed in this report;

Forward-looking statements may appear throughout this prospectus, including without limitation, the following sections: “Risk Factors” and “Overview”. Forward-looking statements generally can be identified by words such as “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” “predicts,” “projects,” “will be,” “will continue,” “will likely result,” and similar expressions. These forward-looking statements are based on current expectations and assumptions that are subject to risks and uncertainties, which could cause our actual results to differ materially from those reflected in the forward-looking statements. Factors that could cause or contribute to such differences include, those discussed in this Registration Statement on Form S-3, and in particular, the risks discussed under the caption “Risk Factors” and those discussed in other documents we file with the SEC. We undertake no obligation to revise or publicly release the results of any revision to these forward-looking statements, except as required by law. Given these risks and uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the shares of Class B Common Stock by the selling stockholders but will receive proceeds from the exercise of the Warrants if the Warrants are exercised, which proceeds will be used for working capital and other general corporate purposes.

SELLING STOCKHOLDERS

The following table provides information about the selling stockholders, listing how many shares of our Class B Common Stock the selling stockholders own on the date of this prospectus, how many shares may be offered by this prospectus, and the number and percentage of outstanding shares the selling stockholders will own after the offering, assuming all shares covered by this prospectus are sold. The information concerning beneficial ownership has been provided by the selling stockholders. Information concerning the selling stockholders may change from time to time, and any changed information will be set forth if and when required in prospectus supplements or other appropriate forms permitted to be used by the SEC.

We do not know when or in what amounts the selling stockholders may offer shares for sale. The selling stockholders may choose not to sell any or all of the shares offered by this prospectus. Because the selling stockholders may offer all or some of the shares, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares, we cannot accurately report the number of the shares that will be held by the selling stockholders after completion of the offering. However, for purposes of this table, we have assumed that, after completion of the offering, all of the shares covered by this prospectus will be sold by the selling stockholders.

The number of shares outstanding, and the percentage of beneficial ownership, post-offering are based on 24,437,051 shares of Class B Common Stock issued and outstanding as of the conclusion of the offering, calculated on the basis of (i) 21,987,120 shares of Class B Common Stock issued and outstanding as of May 23, 2019 prior to the offering, (ii) assuming the exercise and sale by the selling stockholders of the 9,573 shares of Class B Common Stock underlying the Warrants, (iii) assuming the conversion and sale by the selling stockholders of the 390,358 shares of Class B Common Stock underlying the Autosport Notes and (iv) assuming the issuance of the 150,000 Earn-out Shares. For the purposes of the following table, the number of shares of Class B Common Stock beneficially owned has been determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934 (the “Exchange Act”), and such information is not necessarily indicative of beneficial ownership for any other purpose. Under Rule 13d-3, beneficial ownership includes any shares as to which the selling stockholders have sole or shared voting power or investment power and also any shares which each selling shareholder, respectively, has the right to acquire within 60 days of the date of this prospectus through the exercise of any stock option, warrant or other rights.

Name of Selling Stockholders	Shares of Class B Common Stock Owned Before the Offering	Shares of Class B Common Stock to be Offered for the Selling Stockholder’s Account	Shares of Class B Common Stock Owned by the Selling Stockholder after the Offering	Percent of Class B Common Stock to be Owned by the Selling Stockholder after the Offering
Beja, Andrew	4,532	4,532	-	*
Bennie, Scott. (1)	540,358	540,358	-	*
BIV-Granahan	9,376	9,376	-	*
Black, Archie	6,116	6,116	-	*
Chilton Trust Select Equity Fund, LP	25,810	25,810	-	*
Chrispus Holdings III LLC	917	917	-	*
European Organization for Nuclear Research (CERN)	239,700	239,700	-	*
GIM Small Cap Advantage Strategy	674,700	674,700	-	*
Granahan US Focused Growth Fund UCITS	425,800	425,800	-	*
GSD Revocable Trust 2011	7,082	7,082	-	*
Guava Plum Ltd.	8,326	8,326	-	*
Hardacre Holdings II LLC	1,184	1,184	-	*
Hazard Family Foundation	749	749	-	*
Hazard Limited Partnership	6,504	6,504	-	*
Hercules Capital, Inc. (2)	9,573	9,573	-	*
Hoehl Family Foundation	4,387	4,387	-	*
IRIS, Inc.	261,500	261,500	-	*
Momentum Global Investment Management, Ltd	115,050	115,050	-	*
National Insurance Board, Barbados	10,667	10,667	-	*
USAA Small Cap Stock Fund	97,600	97,600	-	*

* Less than one percent.

(1) Represents shares of Class B Common Stock underlying Autosport Notes and the Earn-out Shares, as described below.

(2) Represents shares of Class B Common Stock underlying the Warrant, as described below.

None of the selling stockholders has, or within the past three years has had, any position, office or material relationship with us or any of our predecessors or affiliates, except as follows:

●
On April 30, 2018, the Company, Existing Borrowers, Lender and Agent, entered into the  Loan and Security Agreement pursuant to which Hercules may provide one or more term loans in an aggregate principal amount of up to $15 million (the "Loan"). Under the terms of the Loan Agreement, $5.0 million was funded at closing with the balance available in two additional tranches over the term of the Loan Agreement, subject to certain operating targets and otherwise as set forth in the Loan Agreement. On May 14, 2019, the Company made a payment to Hercules of $11,134,696, representing the principal, accrued and unpaid interest, fees, costs and expenses outstanding under the Loan and Security Agreement. Upon the payment, all outstanding indebtedness and obligations of the Company owed to Hercules under the Loan and Security Agreement were paid in full, and the Loan and Security Agreement has been terminated.

Under the Loan Agreement, on April 30, 2018, the Company issued Hercules the April 2018 Warrant to purchase 81,818 (increasing to 109,091 if a fourth tranche in the principal amount of up to $5.0 million is advanced at the parties agreement) shares of the Company’s Class B Common Stock at an exercise price of $5.50 per share. In connection with the Private Placement, the exercise price of the warrant, dated April 30, 2018, issued to Hercules Capital, Inc. (the "April 2018 Warrant") was adjusted to $5.4648 and the number of shares of Class B Common Stock underlying the April 2018 Warrant was adjusted to 82,342. The April 2018 Warrant is immediately exercisable and expires on April 30, 2023.

If at any time before April 30, 2019, the Company made a New Issuance (as defined below) for no consideration or for a consideration per share less than the warrant price in effect immediately before the New Issuance or the consideration for an issuance is later adjusted downward with certain exceptions as set forth in the April 2018 Warrant, then the warrant price would have been reduced to an amount equal to the lower consideration price or adjusted exercise price or conversion price (the “New Issuance Price”).  If at any time after April 30, 2019, the Company makes a Dilutive Issuance (as defined below), then the warrant price will be reduced to the amount computed using the following formula:  A*[(C+D)/B].  For purposes of this formula, (i) A represents the warrant price in effect immediately before the Dilutive Issuance, (ii) B represents the number of shares of common stock outstanding immediately after the New Issuance (on a fully-diluted basis), (iii) C represents the number of shares of common stock outstanding immediately before the New Issuance (on a fully-diluted basis), and (iv) D represents the number of shares of common stock that would be issuable for total consideration to be received for the New Issuance if the purchaser paid the warrant price in effect immediately prior to the New Issuance.  New Issuance shall mean (A) any issuance or sale by the Company of any class of shares of the Company (including the issuance or sale of any shares owned or held by or for the account of the Company) other than certain excluded securities as set forth in the April 2018 Warrant, (B) any issuance or sale by the Company of any options, rights or warrants to subscribe for any class of shares of the Company other than certain excluded securities as set forth in the April 2018 Warrant, or (C) the issuance or sale of any securities convertible into or exchangeable for any class of shares of the Company other than certain excluded securities as set forth in the April 2018 Warrant.

●
On October 30, 2018 (the “Closing Date”), the Company, Borrowers, Lender, and Agent, entered into the Amendment, amending the Loan and Security Agreement, by and among the Existing Borrowers, Lender and Agent. On May 14, 2019, the Company made a payment to Hercules of $11,134,696, representing the principal, accrued and unpaid interest, fees, costs and expenses outstanding under the Loan and Security Agreement. Upon the payment, all outstanding indebtedness and obligations of the Company owed to Hercules under the Loan and Security Agreement were paid in full, and the Loan and Security Agreement has been terminated.

On the Closing Date, the Company issued to Lender the warrant to purchase 20,950 shares of the Company’s Class B Common Stock at an exercise price of $7.16 per share. In connection with the February 2019 offering, the exercise price of the October 2018 Warrant was adjusted to $5.55 and the number of shares of Class B Common Stock underlying the October 2018 Warrant was adjusted to 27,026. In connection with the Private Placement, the exercise price of the October 2018 Warrant was further adjusted to $5.00 and the number of shares of Class B Common Stock underlying October 2018 Warrant was adjusted to 29,999. The October 2018 Warrant is immediately exercisable and expires on October 30, 2023.

If at any time before October 30, 2019, the Company makes a New Issuance (as defined below) for no consideration or for a consideration per share less than the warrant price in effect immediately before the New Issuance (a “Dilutive Issuance”) or the consideration for an issuance is later adjusted downward with certain exceptions as set forth in the October 2018 Warrant, then the warrant price will be reduced to an amount equal to the lower consideration price or adjusted exercise price or conversion price (the “New Issuance Price”). If at any time after October 30, 2019, the Company makes a Dilutive Issuance, then the warrant price will be reduced to the amount computed using the following formula: A*[(C+D)/B]. For purposes of this formula, (i) A represents the warrant price in effect immediately before the Dilutive Issuance, (ii) B represents the number of shares of common stock outstanding immediately after the New Issuance (on a fully-diluted basis), (iii) C represents the number of shares of common stock outstanding immediately before the New Issuance (on a fully-diluted basis), and (iv) D represents the number of shares of common stock that wouldbe issuable for total consideration to be received for the New Issuance if the purchaser paid the warrant price in effect immediately prior to the New Issuance. New Issuance shall mean (A) any issuance or sale by the Company of any class of shares of the Company (including the issuance or sale of any shares owned or held by or for the account of the Company) other than certain excluded securities as set forth in the October 2018 Warrant, (B) any issuance or sale by the Company of any options, rights or warrants to subscribe for any class of shares of the Company other than certain excluded securities as set forth in the October 2018 Warrant, or (C) the issuance or sale of any securities convertible into or exchangeable for any class of shares of the Company other than certain excluded securities as set forth in the October 2018 Warrant.

●
As discussed in the Recent Developments section of this prospectus, Scott Bennie was the Seller in the Acquisition of Autosport.

PLAN OF DISTRIBUTION

Selling Stockholders

We are registering the shares of Class B Common Stock to permit the resale of these shares of Class B Common Stock by the holders of the Class B Common Stock from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling stockholders of the shares of Class B Common Stock but will receive proceeds from the exercise of the Warrants if the Warrants are exercised, which proceeds will be used for working capital and other general corporate purposes. We will bear all fees and expenses incident to our obligation to register the shares of Class B Common Stock.

The selling stockholders, or their pledgees, donees, transferees, or any of their successors in interest selling shares received from a named selling stockholder as a gift, partnership distribution or other non-sale-related transfer after the date of this prospectus (all of whom may be selling stockholders), may sell the securities from time to time on any stock exchange or automated interdealer quotation system on which the securities are listed, in the over-the-counter market, in privately negotiated transactions or otherwise, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at prices otherwise negotiated. The selling stockholders may sell the securities by one or more of the following methods, without limitation:

(a)
block trades in which the broker or dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

(b)
underwritten transactions;

(c)
purchases by a broker or dealer as principal and resale by the broker or dealer for its own account pursuant to this prospectus;

(d)
an exchange distribution in accordance with the rules of any stock exchange on which the securities are listed;

(e)
ordinary brokerage transactions and transactions in which the broker solicits purchases;

(f)
privately negotiated transactions;

(g)
short sales;

(h)
through the writing of options on the securities, whether or not the options are listed on an option exchange;

(i)
through the distribution of the securities by any selling stockholder to its partners, members or stockholders;

(j)
one or more underwritten offerings on a firm commitment or best efforts basis; or

(k)
any combination of any of these methods of sale.

The selling stockholders may also transfer the securities by gift. We do not know of any arrangements by the selling stockholders for the sale of any of the securities. The selling stockholders may engage brokers and dealers, and any brokers or dealers may arrange for other brokers or dealers to participate in effecting sales of the securities. These brokers, dealers or underwriters may act as principals, or as an agent of a selling stockholder. Broker-dealers may agree with a selling stockholder to sell a specified number of the securities at a stipulated price per security. If the broker-dealer is unable to sell securities acting as agent for a selling stockholder, it may purchase as principal any unsold securities at the stipulated price. Broker-dealers who acquire securities as principals may thereafter resell the securities from time to time in transactions in any stock exchange or automated interdealer quotation system on which the securities are then listed, at prices and on terms then prevailing at the time of sale, at prices related to the then-current market price or in negotiated transactions. Broker-dealers may use block transactions and sales to and through broker-dealers, including transactions of the nature described above. The selling stockholders may also sell the securities in accordance with Rule 144 under the Securities Act of 1933, as amended, rather than pursuant to this prospectus, regardless of whether the securities are covered by this prospectus.

From time to time, one or more of the selling stockholders may pledge, hypothecate or grant a security interest in some or all of the securities owned by them. The pledgees, secured parties or persons to whom the securities have been hypothecated will, upon foreclosure in the event of default, be deemed to be selling stockholders. The number of a selling stockholder’s securities offered under this prospectus will decrease as and when it takes such actions. The plan of distribution for that selling stockholder’s securities will otherwise remain unchanged. In addition, a selling stockholder may, from time to time, sell the securities short, and, in those instances, this prospectus may be delivered in connection with the short sales and the securities offered under this prospectus may be used to cover short sales.

To the extent required under the Securities Act of 1933, the aggregate amount of selling stockholders’ securities being offered and the terms of the offering, the names of any agents, brokers, dealers or underwriters and any applicable commission with respect to a particular offer will be set forth in an accompanying prospectus supplement. Any underwriters, dealers, brokers or agents participating in the distribution of the securities may receive compensation in the form of underwriting discounts, concessions, commissions or fees from a selling stockholder and/or purchasers of selling stockholders’ securities of securities, for whom they may act (which compensation as to a particular broker-dealer might be in excess of customary commissions).

The selling stockholders and any underwriters, brokers, dealers or agents that participate in the distribution of the securities may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, and any discounts, concessions, commissions or fees received by them and any profit on the resale of the securities sold by them may be deemed to be underwriting discounts and commissions.

We have entered into registration rights agreements for the benefit of the selling stockholders to register the shares of Class B Common Stock under applicable federal and state securities laws under specific circumstances and at specific times. The registration rights agreements provide for indemnification of the selling stockholders against specific liabilities in connection with the offer and sale of the shares of Class B Common Stock, including liabilities under the Securities Act of 1933.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information about us by referring to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this prospectus. This prospectus incorporates by reference the documents and reports listed below other than portions of these documents that are furnished under Item 2.02 or Item 7.01 of a Current Report on Form 8–K:

●
The Annual Report on Form 10–K for the fiscal year ended December 31, 2018, filed on April 1, 2019, 2019;

●
Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2019, filed with the SEC on May 15, 2019;

●
The Current Reports on Form 8–K filed on January 14, 2019 (Form 8-K/A), January 28, 2019, February 4, 2019, February 6, 2019, February 7, 2019, February 11, 2019, May 9, 2019, May 10, 2019, May 15, 2019 and May 22, 2019; and

●
The description of the Company’s common stock contained in the Company’s Registration Statement on Form 8-A, filed with the SEC on October 18, 2017.

In addition, all documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, shall be deemed to be incorporated by reference in this prospectus and to be a part hereof from the date of filing of such documents. In addition, all reports and other documents filed by us pursuant to the Exchange Act after the date of the initial registration statement and prior to effectiveness of the registration statement shall be deemed to be incorporated by reference into this prospectus. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any subsequently filed document that also is or is deemed to be incorporated by reference herein, as the case may be, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We will provide, without charge, to any person, including any beneficial owner, to whom a copy of this prospectus is delivered, upon oral or written request of such person, a copy of any or all of the documents that have been incorporated by reference in this prospectus but not delivered with the prospectus, including any exhibits to such documents that are specifically incorporated by reference in those documents.

Please make your request by writing or telephoning us at the following address or telephone number:

RumbleOn, Inc.
1350 Lakeshore Drive, Suite 160
Coppell, Texas 75019
Attention: Investor Relations
Tel: (469) 250-1185

WHERE YOU CAN FIND MORE INFORMATION

We are currently subject to the information requirements of the Exchange Act and in accordance therewith file periodic reports, proxy statements and other information with the Securities and Exchange Commission. Our SEC filings will also be available to you on the SEC’s website at http://www.sec.gov. We have filed with the SEC a registration statement on Form S–3 under the Securities Act for the shares of Class B Common Stock being offered by the selling stockholders. This prospectus does not contain all of the information in the registration statement and the exhibits and schedules that were filed with the registration statement. For further information with respect to us and our common stock, we refer you to the registration statement and the exhibits that were filed with the registration statement. Anyone may obtain the registration statement and its exhibits and schedules from the SEC as described above.

LEGAL MATTERS

The validity of the shares of Class B Common Stock offered through this prospectus has been passed on by Akerman LLP, Fort Lauderdale, Florida.

EXPERTS

The consolidated financial statements and schedule of RumbleOn, Inc. as of December 31, 2018 and December 31, 2017 and for the years then ended incorporated by reference in this prospectus have been so incorporated in reliance on the report of Scharf Pera & Co., PLLC, an independent registered public accounting firm, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting.

The combined financial statements of Wholesale, Inc., which comprise the combined balance sheets as of December 31, 2017, 2016, and 2015 and the related combined statements of income, stockholder’s equity, and cash flows for the years then ended, and the related notes to the combined financial statements incorporated by reference in this prospectus have been so incorporated in reliance on the report of Henderson, Hutcherson & McCullough, PLLC, an independent registered public accounting firm, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting.

The financial statements of Wholesale Express, LLC, which comprise the balance sheets as of December 31, 2017 and 2016, and the related statements of income and member’s equity, and cash flows for the years then ended, and the related notes to the financial statements incorporated by reference in this prospectus have been so incorporated in reliance on the report of Henderson, Hutcherson & McCullough, PLLC, an independent registered public accounting firm, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting.